DLH REPORTS THIRD QUARTER FISCAL YEAR 2014 RESULTS

•	Revenues grew 16.6% over prior year third quarter

•	Gross margin grew 16.9% over prior year third quarter

•	Adjusted EBITDA increased 63.6% over prior year third quarter

•	Working capital surplus of $0.3 million achieved, improved by $2.3 million year-to-date

•	Management to conduct conference call/webcast today, August 7, 2014, at 11:00 a.m. EST

Atlanta, Georgia – August 7, 2014 – DLH Holdings Corp. (NASDAQ: DLHC), a leading provider of innovative healthcare services and solutions to Federal agencies announced today financial results for its third quarter ended June 30, 2014.

Table 1 - Financial Highlights

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
($ in thousands, except per share amounts)	2014	2013	2014	2013
Revenues	$15,692	$13,460	$44,914	$39,462
Gross margin	$2,308	$1,975	$6,619	$5,535
Gross margin %	14.7%	14.7%	14.7%	14.0%
Income from operations	$268	$158	$559	$74
Net income (loss)	$251	$68	$582	$(169)
Income (loss) per share - basic and diluted	$0.03	$0.01	$0.06	$(0.02)
Other Data
Adjusted EBITDA (1)	$373	$228	$1,011	$337

Management Discussion

"Our operating performance in the third quarter improved across the board compared to third quarter of 2013 with increases in revenue, gross margin, operating income and adjusted EBITDA” according to DLH President and Chief Executive Officer Zach Parker. “We continue to benefit from our strong position in the healthcare and pharmaceutical services business with organic growth while our new business is delivering higher margins consistent with our long-range strategy. We will continue to leverage excellent program performance and our much improved balance sheet to deliver growth and greater value for our shareholders."

Results for Three Months Ended June 30, 2014

Revenues were $15.7 million, an increase of $2.2 million or 16.6% over prior year third quarter. The increase in revenue is due primarily to new business awarded in 2013 and 2014, as well as expansion on current programs.

Gross margin of $2.3 million increased by $0.3 million or 16.9% over prior year third quarter. As a percentage of revenue, our gross margin rate of 14.7% was even with prior year third quarter. The gross margin benefited from improved contract performance, offset in part by increased workers compensation costs. We continue to implement internal measures to control costs and improve margin.

G&A expenses were $2.0 million, an increase of $0.2 million over prior year third quarter, due principally to expenses related to growing our contract base. As a percent of revenue, G&A expenses were favorably reduced by (0.5%) over prior year third quarter as we continue to promote lean practices and control structural spending.

Income from operations was approximately $0.27 million, an increase of approximately $0.11 million over prior year third quarter due to improved gross margin of $0.33 million offset by $0.22 million expenses as described above.

Net income was approximately $0.25 million, or $0.03 per basic and diluted share, an improvement of approximately $0.18 million over the prior year third quarter, or $0.02 per basic and diluted share. This improvement is due principally to increased gross margin as described in the preceding paragraphs.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”(1)) for third quarter ended June 30, 2014 was approximately $0.37 million, an increase of approximately $0.15 million, or 63.6%, over the prior year third quarter. This increase is due principally to increased revenue and gross margin.

Results for Nine Months Ended June 30, 2014

Revenues for the nine months ended June 30, 2014 was $44.9 million, an increase of $5.5 million or 13.8% over prior year period. The increase in revenue is due primarily to new business awarded in 2013 and 2014, as well as expansion on current programs.

Gross margin for the nine months ended June 30, 2014 was approximately $6.6 million, an increase of approximately $1.1 million or 19.6% over prior year nine month period. As a percentage of revenue, our gross margin rate of 14.7% for the nine months ended June 30, 2014, increased by 0.7% over the prior year period. The gross margin rate benefited from improved contract performance, offset in part by increased workers compensation costs. We continue to implement internal measures to control costs and improve our margin.

G&A expenses for the nine months ended June 30, 2014 were approximately $6.0 million, an increase of approximately of $0.6 million or 11.4% over prior year period. The increase in expense was due principally to managing our increased business volume, increased spending on new business acquisition initiatives, and non-cash stock option expense during first quarter fiscal 2014. As a percentage of revenue, G&A expenses were favorably reduced by (0.3%) over the prior year period, as we continue to improve processes and control structural spending in administrative functions.

Income from operations for the nine months ended June 30, 2014 was approximately $0.56 million, an increase of approximately $0.49 million over the prior year period. The increase in income in fiscal 2014 was due to improved gross margin of approximately $1.08 million offset by $0.59 million expenses as described above.

Net income for the nine months ended June 30, 2014 was approximately $0.58 million or $0.06 per basic and diluted share, an improvement of approximately $0.75 million over prior year period, or $0.08 per basic and diluted share. This improvement is due principally to increased revenue and gross margin.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”(1)) for the nine months ended June 30, 2014 was approximately $1.01 million, an increase of approximately $0.67 million, or 200%, over the prior year nine months period, due principally to increased revenue and gross profit as described above.

Kathryn JohnBull, DLH Chief Financial Officer, remarked on the quarter’s financial results: “Our third quarter results sustain our trend of improving our working capital position with strong revenue growth from additional contract wins and expansion of current contracts, though major new government contract awards continue to be delayed."

Reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to net income (loss)

(1)  We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”), as a supplemental non-GAAP measure of our performance. We define Adjusted EBITDA as net income (loss) plus (i) interest and other expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses — equity grants. This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize this non-GAAP measure to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that this non-GAAP measure is useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. This non-GAAP financial measure is limited in its usefulness and should be considered in addition to, and not in lieu of, US GAAP financial measures. Further, this non-GAAP measure may be unique to the Company, as it may be different from the definition of non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA with net income (loss) is as follows, shown in dollars in thousands:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
($ in thousands)	2014	2013	2014	2013
Net income (loss)	$251	$68	$582	$(169)
(i) Interest and other (income) expenses, net	17	90	(23)	243
(ii) Provision for taxes	—	—	—	—
(iii) Depreciation and amortization	27	30	80	95
(iv) G&A expenses — equity grants	78	40	372	168
EBITDA adjusted for other non-cash charges	$373	$228	$1,011	$337

Conference Call and Webcast Details

Interested parties may participate in the conference call by dialing into the conference call line at 1-866-953-6858; international callers dial 1-617-399-3482 (passcode 81710503) approximately five to ten minutes prior to the call. The conference call will also be available on replay starting at 3:00 PM ET on August 7, 2014 and ending on August 14, 2014 at 11:59 PM ET. For the replay, please dial 1-888-286-8010 (passcode 45374805) or 1-617-801-6888 for international callers.

About DLH

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a technical services provider to the Federal government in health, logistics, and contingency response. Headquartered in Atlanta, GA the company was named as a Top 100 Public Company by Georgia Trend, and is a member of the National

Defense Industrial Association.  DLH has over 1,200 employees working in 25 states throughout the country.  For more information, visit the corporate web site at www.dlhcorp.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

TABLES TO FOLLOW
DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue	$15,692	$13,460	$44,914	$39,462
Direct expenses	13,384	11,485	38,295	33,927
Gross margin	2,308	1,975	6,619	5,535
General and administrative expenses	2,013	1,787	5,980	5,366
Depreciation and amortization	27	30	80	95
Income from operations	268	158	559	74
Other income (expense) net	(17)	(90)	23	(243)
Income (loss) before income taxes	251	68	582	(169)
Income tax expense	—	—	—	—
Net income (loss)	$251	$68	$582	$(169)

Net income (loss) per share, basic and diluted	$0.03	$0.01	$0.06	$(0.02)
Weighted average common shares outstanding
Basic	9,602	9,318	9,566	9,307
Diluted	9,677	9,336	9,660	9,307

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	(unaudited)
	June 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,841	$3,408
Accounts receivable, net	12,254	11,943
Other current assets	634	599
Total current assets	16,729	15,950
Equipment and improvements, net	89	156
Goodwill	8,595	8,595
Other long-term assets	27	1,057
Total assets	$25,440	$25,758
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations	$—	$1,313
Derivative financial instruments, at fair value	—	160
Accrued payroll	11,276	11,138
Accounts payable, accrued expenses, and other current liabilities	5,118	5,343
Total current liabilities	16,394	17,954
Other long term liabilities	16	20
Total liabilities	16,410	17,974
Commitments and Contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued 9,605 at June 30, 2014 and 9,320 at September 30, 2013, outstanding 9,597 at June 30, 2014 and 9,318 at September 30, 2013	9	9
Additional paid-in capital	76,074	75,400
Accumulated deficit	(67,019)	(67,601)
Treasury stock, 8 shares at cost at June 30, 2014 and 2 shares at cost at September 30, 2013	(34)	(24)
Total shareholders’ equity	9,030	7,784
Total liabilities and shareholders' equity	$25,440	$25,758

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer
Kathryn M. JohnBull, Chief Financial Officer
DLH
1776 Peachtree Street, NW
Atlanta, GA 30309
866-952-1647
Email: investorrelations@dlhcorp.com
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